Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Form S-8 to Registration Statement No. 333-________ of our report dated March 23, 2007, relating to the consolidated financial statements of Gran Tierra Energy Inc. (which report express an unqualified opinion on the financial statements and includes Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences relating to the substantial doubt on the Company’s ability to continue as a going concern), appearing in such Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Alberta, Canada
October 19, 2007